Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION, REVENUE AND EBITDA IN FIRST QUARTER 2008 FINANCIAL RESULTS

HOUSTON, May 8, 2008 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported record results for the Company’s first quarter of 2008, which included the following highlights:

Results for the First Quarter 2008  --

•	Record Production of 6.33 Bcfe or 69,589 Mcfe/d, 98% higher than first quarter 2007.

•	Record Revenue of $53.6 million, 137% higher than first quarter 2007.

•	Net Loss of $5.3 million, or Record Adjusted Net Income of $14.5 million before non-cash net charges noted below.

•	Record EBITDA, as defined below, of $39.4 million.

Production volumes during the three months ended March 31, 2008 were 6.33 Bcfe (69,589 Mcfe/d), 98 percent higher compared to 3.21 Bcfe (35,625 Mcfe/d) during the first quarter of 2007, and an increase of twelve percent compared to our fourth quarter 2007 production of  5.64 Bcfe.  The increase in production compared to the first quarter of 2007 was principally due to new production from Company operated wells in the Barnett Shale; and production from two wells in the Gulf Coast, which were brought on-line since the first quarter 2007.  Revenues for the three months ended March 31, 2008 were $53.6 million, 137 percent higher than the $22.6 million during the quarter ended March 31, 2007.  The increase in revenues was driven by increased natural gas production and higher commodity prices.  Carrizo’s average oil sales price increased 71 percent to $96.10 per barrel from $56.23 per barrel during the first quarter of 2007.  The average natural gas price increased 19 percent to $8.06 compared to $6.76 per Mcf in the first quarter of 2007.  These prices exclude the cash effect of hedging activities.  Prices including cash effect of hedges are presented in the table below.

For the quarter ended March 31, 2008, the Company reported adjusted net income of $14.5 million ($0.50 and $0.49 per basic and diluted share), excluding the $19.8 million of non-cash, after-tax expenses, comprised of (1) a marked-to-market unrealized loss of $18.9 million on derivatives and (2) stock compensation expense of $0.9 million.  The net loss for the quarter ended March 31, 2008 was $5.3 million ($0.18 per basic and diluted share) and the net loss for the quarter ended March 31, 2007 was $2.5 million, or $0.10 per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first quarter of 2008 was $39.4 million, or $1.37 and $1.33 per basic and diluted share, respectively, as compared to $16.5 million, or $0.64 and $0.62 per basic and diluted share, respectively, during the first quarter of 2007.

Oil and natural gas operating expenses (excluding production taxes) increased to $7.2 million during the three months ended March 31, 2008 as compared to $4.0 million for the first quarter of 2007, largely due to (1) higher lifting costs due primarily to increased production and well count, (2) increased ad valorem taxes and (3) increased transportation and other production costs mainly attributable to the Barnett Shale area.

Depreciation, depletion and amortization expenses (“DD&A”) were $14.1 million during the three months ended March 31, 2008 ($2.22 per Mcfe) as compared to $8.0 million ($2.51 per Mcfe) during the first quarter of 2007.  The increase in DD&A expense was primarily due to an increase in production volumes, partially offset by a decrease in the DD&A rate attributable to lower overall finding cost of new reserves.

General and administrative expenses (“G&A”) increased to $5.1 million during the three months ended March 31, 2008 from $3.9 million during the same quarter of 2007.  The increase in G&A was due primarily to higher salary and incentive compensation costs and increased employee head count.

Non-cash, stock-based compensation expense was $1.5 million ($0.9 million after tax) for the three months ended March 31, 2008, as compared to $1.0 million ($0.6 million after tax) for the three months ended March 31, 2007.  This change was due to an increase in the number of restricted shares issued and to higher stock prices.

Net loss on derivatives was $29.8 million during the three months ended March 31, 2008, comprised of (1) a $0.7 million realized loss on net cash settled derivatives, (2) a $2.2 million ($1.4 million after tax) unrealized marked-to-market, non-cash loss on interest rate swaps and (3) a $26.9 million ($17.5 million after tax) unrealized marked-to-market, non-cash loss on open oil and gas derivative positions.

Interest expense, net of amounts capitalized, was $2.7 million for the three months ended March 31, 2008 compared to $3.5 million for the three months ended March 31, 2007.

S.P. Johnson IV, Carrizo's President and Chief Executive Officer, commented, “We continue our outstanding execution of our business model as evidenced by continued record setting results in the Company’s revenue, EBITDA, and production.”

“Our first quarter operating results continue to hit new strides in the Barnett Shale where ten new operated wells in southeast Tarrant County were put on line with initial gross production rates per well averaging over 4 MMcfe/d. Four of our five drilling rigs are drilling horizontal wells in eastern Tarrant County, including another H&P Flex rig which was added in late April.  The fifth Carrizo operated rig is drilling in the Barnett ‘core’ in Denton County.  We currently have an estimated 54 MMcf/d of production drilled and waiting on completion and pipeline hookup in the Barnett Shale.”

“The net proceeds of $135.2 million from our recent equity offering have also allowed us to lease another 3,100 net acres of high quality Barnett Shale acreage in southeast Tarrant County (bringing the year-to-date addition to 4,300 net acres), and another 18,000 net acres of Marcellus acreage in Pennsylvania and New York, bringing our total in the Marcellus to over 30,000 net acres.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven trends in the Barnett Shale area in North Texas and along the onshore Texas and Louisiana Gulf Coast regions. Carrizo is also engaged in exploration activities in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including potential effects or timing, cash flow, timing of production, timing of testing, scheduled pipeline hookup and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form
10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2008	2007

Oil and natural gas revenues	$53,560,406	$22,612,232

Costs and expenses:
Lease operating expenses	7,200,279	4,015,772
Production tax	1,191,962	687,193
Depreciation, depletion and amortization	14,086,621	8,037,791
General and administrative expenses	5,108,676	3,899,199
Accretion expense related to asset retirement obligations	57,938	88,210
Bad debt expense	(70,401)	-
Stock-based compensation expense	1,479,996	978,808

Total costs and expenses	29,055,071	17,706,973

Operating income	24,505,335	4,905,259

Mark-to-market loss on derivatives, net	(29,068,770)	(8,061,847)
Realized gain (loss) on derivatives, net	(746,807)	2,350,945
Other income and expenses, net	67,493	115,514
Interest income	148,287	344,177
Interest expense, net of amounts capitalized (1)	(2,736,433)	(3,468,166)

Income before income taxes	(7,830,895)	(3,814,118)

Income tax expense	(2,535,293)	(1,269,396)

Net loss available to common shares	$(5,295,602)	$(2,544,722)

ADJUSTED net income available to common shares (2)	$14,515,335	$3,331,704

EBITDA (see table below)	$39,380,175	$16,476,527

Basic net loss per common share	$(0.18)	$(0.10)

Diluted net loss per common share	$(0.18)	$(0.10)

ADJUSTED basic net income per common share (2)	$0.50	$0.13

ADJUSTED diluted net income per common share (2)	$0.49	$0.13

Basic weighted average common shares outstanding	28,798,739	25,658,019

Diluted weighted average common shares outstanding	29,605,795	26,463,142

______________________________
(1) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(6,454,879)	$(6,154,596)
Capitalized interest	3,718,446	2,686,430

(2) Excludes the impact of the non-cash mark-to-market loss on derivatives, non-cash stock-based compensation and non-cash bad debt expense

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	03/31/08	12/31/07
	(unaudited)
ASSETS:
Cash and cash equivalents	$24,769,098	$8,026,161
Fair value of derivative financial instruments	-	1,828,934
Other current assets	43,672,520	31,760,794
Property and equipment, net	750,241,110	646,810,129
Other assets	8,531,435	9,166,029
Investment in Pinnacle Gas Resources, Inc.	6,172,844	11,070,814

TOTAL ASSETS	$833,387,007	$708,662,861

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$86,423,838	$49,700,330
Current maturities of long-term debt	2,250,000	2,250,766
Other current liabilities	23,560,734	39,717,559
Long-term debt, net of current maturities	217,687,500	252,250,000
Deferred income taxes	49,780,274	46,320,253
Other liabilities	14,723,400	7,702,153
Equity	438,961,261	310,721,800

TOTAL LIABILITIES AND EQUITY	$833,387,007	$708,662,861

Income tax expense (benefit) for the three-month periods ended March 31, 2008 and 2007 includes a
$(2,740,813) and $(1,370,235) respectively, provision for deferred income taxes and a $200,539 and
$100,839, respectively, provision for currently payable franchise taxes.

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED
Reconciliation of Net Income to EBITDA	MARCH 31,
	2008	2007

Net Income	$(5,295,602)	$(2,544,722)

Adjustments:
Depreciation, depletion and amortization	14,086,621	8,037,791
Unrealized mark-to-market loss on derivatives	29,068,770	8,061,847
Interest expense, net of amounts capitalized and interest income	2,588,146	3,123,989
Income tax expense	(2,535,293)	(1,269,396)
Stock based compensation expense	1,479,996	978,808
Bad debt expense	(70,401)	-
Accretion expense related to asset retirement obligations	57,938	88,210

EBITDA, as defined	$39,380,175	$16,476,527

EBITDA per basic common share	$1.37	$0.64

EBITDA per diluted common share	$1.33	$0.62

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	53,020	60,161
Natural gas (Mcf)	6,014,465	2,845,285
Natural gas equivalent (Mcfe)	6,332,585	3,206,251

Oil and condensate (per Bbl)	$96.10	$56.23
Oil and condensate (per Bbl) - with hedge impact	$88.63	$56.23
Natural gas (per Mcf)	$8.06	$6.76
Natural gas (per Mcf) - with hedge impact	$8.05	$7.57
Natural gas equivalent (per Mcfe)	$8.46	$7.05